Exhibit 2.9

SEVENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Seventh Amendment to Purchase and Sale Agreement (this “Seventh Amendment”), is dated as of August 29, 2012, by and between Energy & Exploration Partners, LLC, a Delaware limited liability company (“Seller”), and Halcón Energy Properties, Inc., a Delaware corporation (and f/k/a RWG Energy, Inc.) (“Buyer”). Seller and Buyer are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Buyer and Seller entered into that certain Purchase and Sale Agreement (Non-Producing Properties) dated as of March 5, 2012, as amended by First Amendment to Purchase and Sale Agreement dated as of April 19, 2012, Second Amendment to Purchase and Sale Agreement dated as of May 10, 2012, Third Amendment to Purchase and Sale Agreement dated as of May 24, 2012, Fourth Amendment to Purchase and Sale Agreement dated as of June 21, 2012, Fifth Amendment to Purchase and Sale Agreement dated as of July 16, 2012, and Sixth Amendment to Purchase and Sale Agreement dated as of July 31, 2012 (as so amended, the “Purchase Agreement”); and

WHEREAS, Buyer and Seller desire additionally to amend the Purchase Agreement in several respect, as provided herein. Capitalized terms used but not otherwise defined herein shall have the meanings attributed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in the Purchase Agreement, Buyer and Seller hereby agree as follows:

AGREEMENT AND AMENDMENT

1. Amendments to Section 2 of the Purchase Agreement (Supplemental Properties). Section 2 of the Purchase Agreement is amended in the following respect:

(a) In the second sentence of Section 2(c), the term “Supplemental Closing Date” is redefined as September 14, 2012.

2. References. All references to the Purchase Agreement in any document, instrument, agreement, or writing delivered pursuant to the Purchase Agreement (as amended hereby) shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

3. Counterparts. This Seventh Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

4. Ratification. The Purchase Agreement, as amended hereby, is hereby adopted, ratified, and confirmed by Buyer and Seller.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Seventh Amendment as of the date first written above.

SELLER:

Energy & Exploration Partners, LLC

By:	/s/ Hunt Pettit
Hunt Pettit
President

BUYER:

Halcón Energy Properties, Inc.

By:	/s/ Steve W. Herod
Steve W. Herod
President

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